Exhibit 99.2

Flutter Entertainment Reports First Quarter 2025 Financial Results

May 7, 2025 (New York): Flutter Entertainment (NYSE:FLUT; LSE:FLTR), the world’s leading online sports betting and iGaming operator, announces Q1 results, and updates 2025 guidance. A letter to shareholders has also been published on the Group’s website at www.flutter.com/investors

Key financial highlights:

	Three months ended March 31,
In $ millions except where stated otherwise	2025	2024	YOY
Average monthly players (AMPs) (’000s)[1]	14,880	13,722	+8%
Revenue	3,665	3,397	+8%
Net income (loss)	335	(177)	+289%
Net income (loss) margin	9.1%	(5.2)%	+1,440bps
Adjusted EBITDA[2]	616	514	+20%
Adjusted EBITDA margin[2]	16.8%	15.1%	+170bps
Earnings (loss) per share ($)	1.57	(1.10)	+243%
Adjusted earnings per share ($)[2]	1.59	1.05	+51%
Net cash provided by operating activities	188	337	(44)%
Free Cash Flow[2]	88	185	(52)%
Leverage ratio[2] (December 2024 2.2x)	2.2x

Q1 2025 overview

•	Continued Group earnings transformation underpinned by 8% AMP and revenue growth. Rapid scaling of US business helped drive Group net income +289% and adjusted EBITDA +20%

•

US: leadership position continues with revenue +18% including sportsbook +15% despite adverse March Madness sports results, and iGaming +32%. Adjusted EBITDA 5x higher to $161m from strong operating leverage

•

International: revenue and adjusted EBITDA broadly in line with prior year (constant currency[3] revenue and EBITDA +3% and +2%, respectively) primarily driven by strong revenue growth in Southern Europe and Africa (SEA), Central and Eastern Europe (CEE), and UK and Ireland (UKI) iGaming, offsetting Asia Pacific (APAC) sportsbook

•	Earnings per share increased by $2.67, driven by Group earnings transformation and positive swing in Fox option liability[4] year-over-year, with adjusted earnings per share +51%

•

Net cash provided by operating activities and free cash flow declined (net cash from operating activities -44%, free cash flow -52%) reflecting timing of quarter-end on player deposit liabilities year-over-year, which offset increase in cash generated through growth of the business

Full year 2025 guidance highlights (see further detail included on page 5)

Underlying trends overall have been in line with expectations and our 2025 outlook5 is therefore only updated to reflect (i) the impact since our Q4 earnings of US sports results6 and foreign currency movements7, and (ii) the anticipated contributions from Snai, completed on April 30, 2025, and NSX, expected to complete during May8. Together these acquisitions are expected to add $1.07bn in revenue and $120m in adjusted EBITDA to the Group’s 2025 results.

Group revenue and adjusted EBITDA are now expected to be $17.08bn and $3.18bn at the midpoint representing 22% and 35% year-over-year growth, respectively (14% and 30% before including the benefit of Snai and NSX).

Peter Jackson, CEO, commented:

“I am pleased with the performance of the business during the first quarter, with the scaling of our US business driving a step change in the earnings profile of the Group.

FanDuel continues to win in the US, retaining leadership positions in both online sports betting and iGaming, while we saw a positive performance within International, where our scale and the competitive advantages of our Flutter Edge have been enhanced by the acquisition of Snai in Italy.

We are delivering against our strategic priorities, with clear optionality as an ‘and’ business that can create significant value through a combination of organic growth, accretive M&A, and returns to shareholders. The global regulated market opportunity is significant, and Flutter remains uniquely positioned to win.”

Q1 2025 review

In $ millions except percentages	Three months ended March 31,
	Revenue				Adjusted EBITDA[2]
	2025	2024	YOY	YOY CC3	2025	2024	YOY	YOY CC
US	1,666	1,410	+18%	+18%	161	26	+519%	+496%
International	1,999	1,987	+1%	+3%	518	524	(1)%	+2%
Unallocated corporate overhead[9]					(63)	(36)	+75%	+90%
Group	3,665	3,397	+8%	+10%	616	514	+20%	+23%

The Group delivered a strong start to the year with AMP1 and revenue growth of 8%.

Net income of $335m compared to a net loss of $177m in Q1 2024, after non-cash impacts of (i) a gain in the fair value of the Fox Option liability4 of $205m (Q1 2024 $184m loss) and (ii) a charge relating to the amortization of acquired intangibles of $158m (Q1 2024: $172m).

Adjusted EBITDA of $616m grew 20% with adjusted EBITDA margin2 170bps higher primarily driven by the expansion of our US business.

Earnings per share improved by $2.67 driven by the earnings transformation of the Group and the positive swing in the Fox option liability year-over-year with adjusted earnings per share growing 51%.

The Group’s net cash provided by operating activities and free cash flow2 decreased 44% and 52% respectively in Q1 2025. This was due to a swing in player deposit liabilities year-over-year arising as a result of the final day in Q1 2025 closing on a weekday, compared to closing during the weekend, when customers typically hold a greater amount of funds in their wallets, during Q1 2024. This more than offset the expansion of adjusted EBITDA within the Group.

US performance continued to reflect our strong US leadership position, with sports betting and iGaming GGR market shares of 43% and 27% in the quarter, and a 48% NGR sports betting share10.

Q1 revenue grew 18% driven by AMP1 growth of 11% with sportsbook revenue up 15% and iGaming revenue up 32%.

The increase in sportsbook revenue was driven by handle growth of 8% (pre-2024 states11 online handle +5%) and a net revenue margin increase of 50 basis points to 7.8%. Handle growth was in line with expectations with lower than expected basketball handle, offset by stronger growth on other sports. The increase in net revenue margin included:

•	Structural revenue margin +70bps to 14.1% driven by our market-leading pricing and risk-management capabilities delivering an increase in Same Game parlay penetration of 260bps across NFL and NBA

•	Adverse sports results year-over-year of 70 basis points (GGR $285m, revenue $230m) (Q1 2025: 200bps unfavorable, Q1 2024: 130bps unfavorable)

•	A year-over-year improvement in promotional spend of 50 basis points to 4.4% of handle as we lapped the impact of state launch investment in North Carolina in the prior year

iGaming revenue grew 32% driven by AMPs growth of 28% and underpinned by our continued focus on US direct casino customers.

Adjusted EBITDA was $161m (Q1 2024 $26m) with an adjusted EBITDA margin of 9.7%, up +790bps year-over-year. This reflected the sustained operating leverage progress we continue to see in our business. Cost of sales as a percentage of revenue of 57.4% was 170bps lower year-over-year primarily reflecting the impact of increased North Carolina generosity investment in the prior year. Sales and marketing expenses also continued to deliver operating leverage and reduced by 750bps year-over-year as a percentage of revenue to 22.4%.

International revenue was 1% higher year-over-year (up 3% on a constant currency3 basis), underpinned by good AMP growth of 8%.

Sportsbook revenue was 2% lower (flat constant currency) reflecting 6% lower handle which was partially offset by a net revenue margin expansion of 50bps to 12.7%. Handle growth primarily reflected the increased mix of higher-revenue margin, lower-handle parlay products, and horse racing market trends in UKI and Australia. The net revenue margin expansion included:

•	Structural revenue margin improvement of 110bps to 16.9% driven by continued growth in Same Game Parlay products

•	Adverse year-over-year sports results of 10bps comprising favorable results year-over-year in SEA and UKI, and unfavorable results in APAC (Q1 2025: 20bps favorable, Q1 2024 30bps favorable)

•	Promotional spend increased by 50bps to 4.4% of handle with reinvestment of favorable UKI sports results partially offset by the benefit of increasingly sophisticated generosity application in APAC

iGaming growth of 4% year-over-year (up 7% on a constant currency basis) reflected AMP growth of 9%, driven by a strong performance in UKI and SEA.

Revenue performance across our International regions was as follows:

•

UKI revenue grew 2%. Sportsbook revenue was down 2% with a product-driven increase in structural gross win margin offset by the impact of lower horse racing handle in-line with market trends. iGaming grew 9% year-over-year driven by the roll out of premium and bespoke games

•

SEA revenue grew 14% from SEA AMP growth of 25% to 1.8m in the quarter. SEA sportsbook revenue growth of 27% reflected good underlying momentum combined with favorable sports results. iGaming revenue benefited from improved content to grow by 8%. SEA Italian revenue of $378m12 was up 9% (sportsbook: $155m +27%, and iGaming: $222m in line year-over-year) with Turkey revenue growing 57% (or 84% in constant currency), driven by AMP growth

•

APAC revenue was 13% lower (8% on a constant currency basis) as strong iGaming growth in India of 45% was offset by 18% lower sportsbook revenues in Australia, where unfavorable sports results compounded the previously highlighted horse racing market softness

•	Central and Eastern Europe (CEE) revenue grew 15% primarily driven by strong performances in Georgia and Serbia

•	Brazil revenue was 44% lower (36% on a constant currency basis) reflecting the transitory impact of customer re-registration friction in the newly regulated market

•	Other regions revenue was 12% lower driven by the impact of market exits and regulatory change

Adjusted EBITDA reduced 1% (2% increase on a constant currency basis). Adjusted EBITDA margin was 50bps lower at 25.9%. This reflects cost of sales 60bps higher as a percentage of revenue year-over-year driven primarily by tax increases in CEE.

Unallocated corporate overhead6 increased by 75% year-over-year primarily due to a one-off $18m credit in the prior year relating to the settlement of historic litigation and a $6m incremental investment in Flutter Edge, revenue-driving initiatives in the current year.

Capital structure

Available cash remained unchanged quarter-on-quarter at approximately $1.5bn. The $88m increase in total debt to $6,824m at March 31, 2025 from $6,736m at December 31, 2024 was a function of prevailing foreign exchange rates on our Euro and Sterling denominated debt. Net debt was $5,329m at the end of Q1 2025, with a leverage ratio2 of 2.2x based on the last 12 months adjusted EBITDA (2.2x at December 31, 2024). As per our announcement on April 30, 2025, the acquisition of Snai was completed using existing debt facilities at attractive terms. We therefore expect our leverage to increase in the near term but then reduce rapidly given the highly visible and profitable growth opportunities that exist across the Group. We remain committed to our medium-term leverage ratio target of 2.0-2.5x.

The share repurchase program, which commenced in November 2024 with up to $5bn expected to be returned to shareholders over the coming years, continued into 2025 with 891 thousand shares repurchased in the quarter for a consideration of $230m (of which $226m was paid in the quarter). We expect to return up to approximately $1bn of cash to shareholders via the program during 2025.

Guidance

Underlying trends overall have been in line with expectations and our 2025 outlook5 is therefore only updated to reflect (i) the impact since our Q4 earnings of US sports results6 and foreign currency movements7, and (ii) the anticipated contributions from Snai, completed on April 30, 2025, and NSX, expected to complete during May8. Together these acquisitions are expected to add $1.07bn in revenue and $120m in adjusted EBITDA to the Group’s 2025 results.

The changes to the midpoints of our previous guidance are summarized in the table below:

	US		International		Corporate	Ex-US		Group
($ in millions)	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA	Adjusted EBITDA	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA
US existing states	7,720	1,400
US new states	(40)	(90)

Previous Guidance	7,680	1,310	8,250	2,080	(230)	8,250	1,850	15,930	3,160
US sports results	(280)	(180)						(280)	(180)
Foreign currency			360	100	(20)	360	80	360	80
Snai acquisition			850	190		850	190	850	190
NSX acquisition			220	(70)		220	(70)	220	(70)

Change	(280)	(180)	1,430	220	(20)	1,430	200	1,150	20

Revised Guidance	7,400	1,130	9,680	2,300	(250)	9,680	2,050	17,080	3,180
US existing states	7,440	1,220

Our updated outlook for 2025 now includes the following midpoints:

Group: revenue and adjusted EBITDA of $17.08bn and $3.18bn representing 22% and 35% year-over-year growth, respectively (14% and 30% before including the benefit of Snai and NSX)

US: revenue and adjusted EBITDA of $7.40bn and $1.13bn, representing year-over-year growth of 28% and 123%, respectively, and comprising:

•

Existing state revenue of $7.44bn and adjusted EBITDA of $1.22bn. This represents year-over-year growth of 28% and 141%, respectively, which on a normalized basis remains unchanged from our investor day guidance of 22.5% revenue growth and 5.4 percentage points of adjusted EBITDA margin expansion

•

New state and territory launches with negative revenue of $40m and adjusted EBITDA cost of $90m based on a Q4 launch for Missouri and an early 2026 launch for Alberta, Canada (unchanged since Q4 earnings)

International: revenue and adjusted EBITDA of $9.68bn and $2.30bn representing year-over-year growth of 17% and 11%, respectively.

Unallocated corporate overhead: cost increased to $250m to include impact of foreign currency headwinds of $20m since previous guidance was issued.

Other items: are also updated to reflect the impact of acquisitions and changes in foreign currency. Details of the changes to other items, together with our various guidance ranges are set out in the table below.

	Updated 2025 guidance[5]		Previous
	Low	High	Low	High
Group revenue	$16.63bn	$17.53bn	$15.48bn	$16.38bn
Group adjusted EBITDA	$2.96bn	$3.40bn	$2.94bn	$3.38bn
US existing state[11] revenue	$7.19bn	$7.69bn	$7.47bn	$7.97bn
US existing state adjusted EBITDA	$1.10bn	$1.34bn	$1.28bn	$1.52bn
US new states revenue cost	($40m)		($40m)
US new states adjusted EBITDA	($90m)		($90m)
US total revenue	$7.15bn	$7.65bn	$7.43bn	$7.93bn
US total adjusted EBITDA	$1.01bn	$1.25bn	$1.19bn	$1.43bn

International organic revenue	$8.41bn	$8.81bn	$8.05bn	$8.45bn
International organic EBITDA	$2.08bn	$2.28bn	$1.98bn	$2.18bn
International new acquisitions[8] revenue	$1.07bn		Not applicable
International new acquisitions EBITDA	$120m		Not applicable
International total revenue	$9.48bn	$9.88bn	$8.05bn	$8.45bn
International total adjusted EBITDA	$2.20bn	$2.40bn	$1.98bn	$2.18bn

Unallocated corporate overhead	$250m		$230m
Interest expense, net	$480m	$500m	$360m	$380m
Depreciation and amortization excl. acquired intangibles	Approximately $670m		Approximately $580m
Capital expenditure[13]	Approximately $820m		Approximately $710m
Share repurchases	Unchanged		Up to $1bn

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at current foreign exchange rates and (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Conference call:

Flutter management will host a conference call today at 4:30 p.m. ET (9:30 p.m. BST) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 20251. Please dial in 10 minutes before the conference call begins.

+1 888 500 3691 (North America)

+44 800 358 0970 (United Kingdom)

+353 1800 943926 (Ireland)

+61 1800 519 630 (Australia)

+1 646 307 1951 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited, to statements related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; public sentiment towards online betting and iGaming generally; the potential impact of general economic conditions, including inflation, tariffs and/or trade disputes fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities, adverse changes to the regulation (including taxation) of online betting and iGaming; the failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; litigation and the ability to adequately protect Flutter’s intellectual property rights; the impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our significant scale and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global competitive advantages of the Flutter Edge, which gives our brands access to group-wide benefits to stay ahead of the competition, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games and Adjarabet. We are the industry leader with $14,048m of revenue globally for fiscal 2024, up 19% YoY, and $3,665m of revenue globally for the quarter ended March 31, 2025.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications

Chris Hancox, Investor Relations	Rob Allen, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1.

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

2.

Adjusted EBITDA, adjusted EBITDA margin, Free Cash Flow, net debt, leverage ratio, constant currency, adjusted net income attributable to Flutter shareholders and adjusted earnings per share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this document for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3.	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q1 2024 at Q1 2025 exchange rates. See reconciliation on page 19.
4.

Fox has an option to acquire an 18.6% equity interest in FanDuel (the Fox Option). Gains or losses in the fair value of the Fox Option primarily due to changes in the fair value of FanDuel during the reporting period are recorded in Other income (expense), net. The Fox Option impact per share is calculated as the Fox Option impact during the reporting period divided by the diluted weighted average number of shares for the equivalent period (pre-tax). See Part II, “Item 8. Financial Statements and Supplementary Data—Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025 for additional information regarding The Fox Option.

5.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

6.

Year to date sports results impact is $280m in revenue and $180m in adjusted EBITDA. The Q1 impact was $230m revenue and $150m of adjusted EBITDA primarily arising in March. The April impact was $50m in revenue and $30m in adjusted EBITDA. Both impacts include an estimate for the benefit of recycling.

7.	Foreign exchange rates assumed in year to go forecasts for 2025 guidance are per the prevailing rates on April 30 of USD:GBP of 0.746, USD:EUR of 0.878 and USD:AUD of 1.563.
8.	In the event either the acquisition of NSX does not complete or the completion is not within the stipulated timeline, by the end of May, guidance will be updated accordingly.
9.	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to a specific segment.
10.

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to March 31, 2025 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR market share of FanDuel for the three months to March 31, 2025 in the states in which FanDuel was live, based on published gaming regulator reports in those states. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to March 31, 2025 was 27%.

11.

US analysis by state cohort includes the states and provinces by FanDuel launch date. Pre-2024, states include: New Jersey, Pennsylvania, West Virginia, Indiana, Colorado, Illinois, Iowa, Michigan, Tennessee, Virginia, Arizona, Connecticut, New York, Ontario, Louisiana, Wyoming, Kansas, Maryland, Ohio, Massachusetts, Kentucky.

12.

In addition to Q1 Italian revenues of $378m reported with in SEA (including sports $155m and iGaming $222m) there was also $27m Italian revenues in the quarter generated across tombola (reported in UKI) and Betfair (reported in Other regions).

13.	Capital expenditure is defined as payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.

Definitions of non-GAAP financial measures

This press release includes Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted Earnings Per Share (“Adjusted EPS”), leverage ratio, Net Debt, Free Cash Flow, and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S.

competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted EPS, leverage ratio, Net Debt, Free Cash Flow, and Adjusted Depreciation are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, Adjusted EBITDA and Segment Adjusted EBITDA by translating prior-period revenue, Adjusted EBITDA and Segment Adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of PPE and intangible assets and share based compensation expense.

Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue, respectively.

Adjusted Net Income Attributable to Flutter Shareholders is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss (gain) on settlement of long-term debt; impairment of PPE and intangible assets; financing related fees not eligible for capitalization; gain from disposal of businesses, fair value (gain)/loss on derivative instruments, fair value (gain)/loss on contingent consideration, fair value (gain)/loss on Fox Option Liability and fair value (gain)/loss on investment, and share-based compensation.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted net income attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect shared-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by last twelve months Adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to Adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Free Cash Flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Adjusted depreciation is defined as depreciation and amortization excluding amortization of acquired intangibles.

Condensed Consolidated Balance Sheets

	As of March 31,	As of December 31,
($ in millions except share and per share amounts)	2025	2024
Current assets:
Cash and cash equivalents	1,537	1,531
Cash and cash equivalents – restricted	54	48
Player deposits – cash and cash equivalents	1,802	1,930
Player deposits – investments	127	130
Accounts receivable, net	109	98
Prepaid expenses and other current assets	612	607

Total current assets	4,241	4,344
Investments	7	6
Property and equipment, net	490	493
Operating lease right-of-use assets	523	507
Intangible assets, net	5,456	5,364
Goodwill	13,736	13,352
Deferred tax assets	241	267
Other non-current assets	131	175

Total assets	24,825	24,508
Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	359	266
Player deposit liability	1,832	1,940
Operating lease liabilities	121	119
Long-term debt due within one year	68	53
Other current liabilities	2,089	2,212

Total current liabilities:	4,469	4,590
Operating lease liabilities – non-current	446	428
Long-term debt	6,756	6,683
Deferred tax liabilities	595	605
Other non-current liabilities	786	935

Total liabilities	13,052	13,241
Commitments and contingencies
Redeemable non-controlling interests	1,737	1,808
Shareholders’ equity
Ordinary share (Authorized 3,000,000,000 shares of €0.09 ($0.10) par value each; issued March 31, 2025: 177,186,883 shares; December 31, 2024: 177,895,367 shares)	36	36
Additional paid-in capital	1,670	1,611
Accumulated other comprehensive loss	(1,591)	(1,927)
Retained earnings	9,748	9,573

Total Flutter Shareholders’ Equity	9,863	9,293
Non-controlling interests	173	166

Total shareholders’ equity	10,036	9,459

Total liabilities, redeemable non-controlling interests and shareholders’ equity	24,825	24,508

Condensed Consolidated Statements of Comprehensive Income (Loss)

	Three months ended March 31,
($ in millions except share and per share amounts)	2025	2024
Revenue	3,665	3,397
Cost of Sales	(1,956)	(1,793)

Gross profit	1,709	1,604
Technology, research and development expenses	(215)	(190)
Sales and marketing expenses	(840)	(881)
General and administrative expenses	(431)	(409)

Operating profit (loss)	223	124
Other income (expense), net	216	(174)
Interest expense, net	(85)	(112)

Income (loss) before income taxes	354	(162)
Income tax expense	(19)	(15)

Net income (loss)	335	(177)

Net (loss) income attributable to non-controlling interests and redeemable non-controlling interests	3	4
Adjustment of redeemable non-controlling interest to redemption value	49	15
Net income (loss) attributable to Flutter shareholders	283	(196)
Earnings (loss) per share
Basic	1.59	(1.10)
Diluted	1.57	(1.10)
Other comprehensive income (loss), net of tax:
Effective portion of changes in fair value of cash flow hedges	(44)	23
Fair value of cash flow hedges transferred to the income statement	36	(14)
Changes in excluded components of fair value hedge	(1)	—
Foreign exchange loss on net investment hedges	(14)	(21)
Foreign exchange gain (loss) on translation of the net assets of foreign currency denominated entities	369	(185)
Fair value movements on available for sale debt instruments	—	(1)

Other comprehensive income (loss)	346	(198)

Other comprehensive income (loss) attributable to Flutter shareholders	336	(188)
Other comprehensive income (loss) attributable to non-controlling interest and redeemable non-controlling interest	10	(10)

Total comprehensive income (loss)	681	(375)

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
($ in millions)	2025	2024
Cash flows from operating activities
Net loss	335	(177)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	294	297
Change in fair value of derivatives	—	(15)
Non-cash interest expense (income), net	12	(1)
Non-cash operating lease expense	43	32
Unrealized foreign currency exchange (gain) loss, net	(8)	8
Gain on disposals	(3)	—
Share-based compensation – equity classified	56	40
Share-based compensation – liability classified	1	1
Other income (expense), net	(205)	186
Deferred tax expense (benefit)	1	(48)
Change in operating assets and liabilities:
Player deposits	9	—
Accounts receivable	(9)	19
Prepaid expenses and other current assets	(1)	13
Accounts payable	84	(18)
Other liabilities	(236)	(40)
Player deposit liability	(147)	73
Operating leases liabilities	(38)	(33)

Net cash provided by operating activities	188	337
Cash flows from investing activities:
Purchases of property and equipment	(19)	(22)
Purchases of intangible assets	(33)	(57)
Capitalized software	(48)	(73)
Acquisitions, net of cash acquired	—	(107)
Proceeds from disposal of intangible assets	5	—
Cash settlement of derivatives designated in net investment hedge	4	—
Other advances	(9)	—

Net cash used in investing activities	(100)	(259)
Cash flows from financing activities:
Proceeds from issue of ordinary share upon exercise of options	3	14
Proceeds from issuance of long-term debt (net of transactions costs)	—	639
Repayment of long-term debt	(10)	(834)
Distributions to non-controlling interests	(4)	—
Payment of contingent consideration	(16)	—
Repurchase of ordinary shares and taxes withheld and paid on employee share awards	(244)	—

Net cash used in financing activities	(271)	(181)

Net increase in cash, cash equivalents and restricted cash	(183)	(103)
Cash, cash equivalents and restricted cash – Beginning of the period	3,509	3,271
Foreign currency exchange gain (loss) on cash and cash equivalents	67	(11)

Cash, cash equivalents and restricted cash – End of the period	3,393	3,157

Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,537	1,353
Cash and cash equivalents - restricted	54	22
Player deposits - cash & cash equivalents	1,802	1,782

Cash, cash equivalents and restricted cash – End of the period	3,393	3,157

Supplemental disclosures of cash flow information:
Interest paid	91	123
Income tax paid (net of refunds)	21	29
Operating cash flows from operating leases	38	38

Non-cash investing and financing activities:
Purchase of intangible assets with accrued expense	91	—
Right of use assets obtained in exchange for new operating lease liabilities	15	20
Adjustments to lease balances as a result of remeasurement	25	(2)
Business acquisitions (including contingent consideration)	—	26

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended March 31,
($ in millions)	2025	2024
Net income (loss)	335	(177)

Add back:
Income taxes	19	15
Other income (expense), net	(216)	174
Interest expense, net	85	112
Depreciation and amortization	294	297
Share-based compensation expense	57	41
Transaction fees and associated costs [1]	1	29
Restructuring and integration costs [2]	41	23

Group Adjusted EBITDA	616	514

Group Revenue	3,665	3,397
Group Adjusted EBITDA Margin	16.8%	15.1%

1.

Fees primarily associated with (i) transaction costs related to Snaitech and NSX during the three months ended March 31, 2025; and (ii) advisory fees related to implementation of internal controls, information system changes and other strategic advisory related to the change in the primary listing of the Group during the three months ended March 31, 2024.

2.

During the three months ended March 31, 2025, costs of $41 million (three months ended March 31, 2024: $23 million) primarily relate to various restructuring and other strategic initiatives to drive synergies. The programs are expected to run until 2027. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource planning system. The costs primarily include severance expenses, advisory fees and temporary staffing costs.

Adjusted net income attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income/ (loss), the most comparable GAAP measure.

	Three months ended March 31,
($ in millions)	2025	2024
Net income (loss)	335	(177)

Less:
Transaction fees and associated costs	1	29
Restructuring and integration costs	41	23
Amortization of acquired intangibles	158	172
Share-based compensation	57	41
Loss on settlement of long-term debt	—	—
Financing related fees not eligible for capitalization	1	—
Fair value (gain) / loss on derivative instruments	—	(15)
Fair value (gain) / loss on contingent consideration	—	—
Fair value (gain) / loss on Fox Option Liability	(205)	184
Fair value (gain) / loss on Investment	—	2
Tax impact of above adjustments[1]	(50)	(51)

Adjusted net income	338	208

Less:
Net income attributable to non-controlling interests and redeemable non-controlling interests[2]	3	4
Adjustment of redeemable non-controlling interest[3]	49	15

Adjusted net income attributable to Flutter shareholders	286	189

Weighted average number of shares	180	178

1.	Tax rates used in calculated adjusted net income attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net loss attributed to the non-controlling interest in Sisal and the redeemable non-controlling interest in FanDuel, MaxBet and Junglee.
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in Junglee and MaxBet to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted earnings per share reconciliation

See below a reconciliation of adjusted earnings per share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended March 31,
	$2025	2024
Earnings / (loss) per share to Flutter shareholders	1.57	(1.10)
Add/ (Less):
Transaction fees and associated costs	0.01	0.16
Restructuring and integration costs	0.23	0.13
Amortization of acquired intangibles	0.88	0.96
Share-based compensation	0.31	0.23
Loss on settlement of long-term debt	—	—
Financing related fees not eligible for capitalization	0.01	—
Fair value (gain) / loss on derivative instruments	—	(0.08)
Fair value (gain) / loss on contingent consideration	—	—
Fair value (gain) / loss on Fox Option Liability	(1.14)	1.02
Fair value (gain) / loss on Investment	—	0.01
Tax impact of above adjustments	(0.28)	(0.28)

Adjusted earnings per share	1.59	1.05

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As of March 31, 2025	As of December 31, 2024
Long-term debt	6,756	6,683
Long-term debt due within one year	68	53

Total Debt	6,824	6,736

Add:
Transactions costs, premiums or discount included in the carrying value of debt	49	52

Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	(7)	(97)
Cash and cash equivalents	(1,537)	(1,531)

Net Debt	5,329	5,160

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Free Cash Flow reconciliation

See below a reconciliation of Free Cash Flow to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended March 31,
($ in millions)	2025	2024
Net cash provided by operating activities	188	337

Less cash impact of:
Purchases of property and equipment	(19)	(22)
Purchases of intangible assets	(33)	(57)
Capitalized software	(48)	(73)

Free Cash Flow	88	185

Constant currency (‘CC’) growth rate reconciliation

See below a reconciliation of constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

	Three months ended March 31,
($ millions except percentages)	2025	2024	YOY	2025	2024	YOY
Unaudited				FX impact	CC	CC
Revenue
US	1,666	1,410	+18%	(1)	1,409	+18%
International	1,999	1,987	+1%	(53)	1,934	+3%

Group	3,665	3,397	+8%	(55)	3,342	+10%

Adjusted EBITDA
US	161	26	+519%	1	27	+496%
International	518	524	(1)%	(16)	508	+2%
Unallocated corporate overhead	(63)	(36)	+75%	3	(33)	+90%

Group	616	514	+20%	(12)	502	+23%

See below a reconciliation of other reported constant currency revenue growth rates to nominal currency growth rates.

	Three months ended March 31, 2025
	YoY	YoY	YoY
Unaudited	Nom	FX impact	CC
International sportsbook	(2)%	(2)%	0%
International iGaming	+4%	(3)%	+7%
Turkey	+57%	(27)%	+84%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended March 31, 2025				Three months ended March 31, 2024
Unaudited	US	Intl	Corp	Total	US	Intl	Corp	Total
Depreciation and Amortization	33	250	11	294	29	262	6	297
Less: Amortization of acquired intangibles	(4)	(154)	—	(158)	(4)	(168)	—	(172)

Adjusted depreciation and amortization[1]	29	96	11	136	25	94	6	125

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles

Segment KPIs

($ millions except percentages)	Three months ended March 31, 2025		YOY
Unaudited	US	Intl	US		Intl
Average monthly players (’000s)	4,312	10,568	+11%		+8%
Sportsbook stakes	14,606	6,912	+8%		(6)%
Sportsbook net revenue margin	7.8%	12.7%	+50	bps	+50	bps
Sportsbook revenue	1,134	880	+15%		(2)%
iGaming revenue	472	1,050	+32%		+4%
Other revenue	60	69	(9)%		(15)%

Total revenue	1,666	1,999	+18%		+1%

Adjusted EBITDA	161	518	+519%		(1)%
Adjusted EBITDA margin	9.7%	25.9%	+790	bps	(50	)bps

Additional information: Segment operating expenses
Cost of sales	956	880	+15%		+2%
Technology, research and development expenses	82	95	+49%		(4)%
Sales & marketing expenses	374	309	(11)%		(3)%
General and administrative expenses	93	197	+26%		+6%

International revenue by region

	Three months ended March 31,
($ millions except percentages)	2025	2024	YoY	YoY	YoY
Unaudited			Nom	FX impact	CC
UK and Ireland	882	861	+2%	(1)%	+3%
Southern Europe and Africa	448	394	+14%	(5)%	+19%
Asia Pacific	313	358	(13)%	(5)%	(8)%
Central and Eastern Europe	140	122	+15%	(3)%	+18%
Brazil	9	16	(44)%	(8)%	(36)%
Other regions	207	236	(12)%	(3)%	(9)%

Total segment revenue	1,999	1,987	+1%	(2)%	+3%